THIRD AMENDMENT TO FORBEARANCE AGREEMENT


     This Third Amendment to Forbearance Agreement (the "Amendment") is made as of the 1st day of May, 2001, by and among NORTHLAND CRANBERRIES, INC., a Wisconsin corporation, (the "Company"), NCI FOODS, LLC, a Wisconsin limited liability company (the "Guarantor"), various financial institutions which are listed on the signature page hereof (together with their respective successors and assigns, collectively, the "Banks") and FIRSTAR BANK, N. A., a national banking association formerly known as Firstar Bank Milwaukee, N. A., for itself and as Agent (the "Agent"). Capitalized terms used herein and not otherwise defined herein have the meanings assigned to such terms in that certain Forbearance Agreement by and among the Company, the Guarantor, the Banks and the Agent, dated as of December 13, 2000 (the "Original Agreement"), as amended by that certain Amendment to Forbearance Agreement dated as of March 23, 2001 (the "First Amendment") and that certain Second Amendment to Forbearance Agreement and Limited Waiver dated as of April 24, 2001 (the "Second Amendment" and together with the Original Agreement and the First Amendment, the "Forbearance Agreement").

     WHEREAS, the Forbearance Agreement provided that the Forbearance Period would be in effect through and including April 30, 2001;

     WHEREAS, the Company and the Guarantor have requested, and the Required Banks have agreed, to extend the term of the Forbearance Period, provided the terms and conditions of this Amendment are satisfied, and certain terms and conditions of the Forbearance Agreement are amended, as hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Extension of Forbearance Period. The term "Forbearance Period" as used in the Forbearance Agreement shall be amended to refer to the period through and including July 30, 2001.

     2. Amendment to Section 5(h) of the Forbearance Agreement. Section 5(h) of the Forbearance Agreement shall be amended in its entirety to read as follows:

         (h) Except with respect to the Company's established accounts for payment of salaries, wage and related payroll taxes and other deductions (the "Payroll Accounts"), the Company shall establish its sole disbursement accounts at Firstar Bank, N. A. (the "New Disbursement Accounts"). No further checks shall be issued from the Old Disbursement Accounts. Until the conclusion of the Forbearance Period or the occurrence of an Event of Default hereunder, upon final payment of checks, instruments or other items received in the Collateral Account which are the proceeds of (i) the Company's accounts receivable, (ii) the proceeds of the Cliffstar Collateral to the extent such proceeds are regularly scheduled payments of principal on the note subject to the Collateral Pledge Agreement, (iii) tax refunds, or (iv) direct payments to the Company by the Secretary of Agriculture from the funds of the Commodity Credit Corporation pursuant to the Agriculture, Rural Development, Food and Drug Administration, and Related Agencies Appropriations Act, 2001, Pub. L. No. 106-387 (collectively, the "Available Proceeds"), the Agent may, at the direction of the Company, transmit such funds to the New Disbursement Accounts and Payroll Accounts, but only (x) if the items presented for payment are in accordance with the Approved Budget (as hereinafter defined), (y) if after giving effect to payment of the presented item the Base Amount (as hereinafter defined) is not less than Fifty Three Million Four Hundred Ninety Nine Thousand Nine Hundred Fifty One Dollars ($53,499,951) (the "Floor Amount"), and (z) to the extent collected funds in the Collateral Account which are Available Proceeds are available within the time allowed by law to honor items presented for payment; provided, however, that, at any time there is no Approved Budget (as hereinafter defined), the Company agrees that it shall only request disbursements from Available Proceeds to pay for payroll, payroll related expenses, taxes, utilities, and payments required to be made pursuant to this Agreement and; provided, further, the Agent may, in the exercise of its discretion, transmit funds to the New Disbursement Account if after giving effect to the payment of the presented item, the Base Amount is not more than Five Hundred Thousand Dollars ($500,000) less than the Floor Amount. Items presented for payment shall be considered presented "in accordance with the Approved Budget" so long as at the date of presentment for payment the amount of such items presented, when added to all other items previously presented for payment during the term of the Approved Budget, do not exceed, on a cumulative basis during the term of such budget, the total budgeted weekly amounts through the date of such presentment. Any and all Proceeds deposited in the Collateral Account may at any time be applied as a permanent reduction of the principal amount of the Indebtedness and Obligations within the Agent's discretion. "Base Amount" shall mean, as of any date, the sum of cash in the Collateral Account plus the aggregate amount of Inventory plus Accounts Receivable. "Approved Budget" shall mean the weekly cash budget developed by the Company which is attached hereto as Exhibit A, or any substitute therefor which (i) is in sufficient detail and acceptable in all respects to the Required Banks; (ii) shows projected receipts and necessary disbursements by category per week; (iii) projects the balance of Accounts Receivable and Inventory on a weekly basis; and
     (iv) shows the projected Base Amount; and

     3. Conditions Precedent. This Amendment shall become effective upon execution hereof by the Agent, the Required Banks, the Company, and the Guarantor and the Agent's receipt of an opinion of Foley & Lardner as to the matters identified on Exhibit B attached hereto.



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


     4. Consideration for Extension of Forbearance. In consideration of the Required Banks' and the Agent's agreement to forbear from taking certain actions during the Forbearance Period, as extended pursuant to this Amendment, the Company agrees that:

         (a) The Company: (i) agrees and reconfirms that its obligations pursuant to Sections 5(e), 5(g) and 5(h) (as amended hereby) of the Forbearance Agreement and Section 3(f) of the First Amendment continue hereunder and shall survive the termination of the Forbearance Period; (ii) agrees to provide to the Agent weekly, on each Wednesday as of the preceding Friday, a certificate in the form of Exhibit C to evidence the Company's compliance with certain provisions of Section 5(h) of the Forbearance Agreement, as amended hereby; (iii) agrees that during the time that an Approved Budget is in effect, it shall not request payments for trade payables in an amount, when added to other payments for trade payables made while the Approved Budget is in effect, that exceed on a cumulative basis the total budgeted amount in the category "Production Venders" since to do otherwise, the Company has determined, is not in its best interest; and (iv) represents and warrants that at any time there is no Approved Budget, the Company shall only request disbursements from Available Proceeds to pay for payroll, payroll related expenses, taxes, utilities and payments required to be made pursuant to the Forbearance Agreement; and

         (b)  The Banks intend to continue to retain the Advisor as provided in
     Section 3(h) of the First Amendment and the Company's obligations under such section shall continue during the Forbearance Period, as extended hereunder. The Company expressly authorizes the Agent to debit the Collateral Account for payment of the Advisor's reasonable fees and out-of-pocket expenses; and

         (c) The Company's obligations pursuant to Section 3(i) of the First Amendment shall continue during the Forbearance Period, as extended hereunder. The Company expressly authorizes the Agent to debit the Collateral Account for payment of such legal fees and out-of-pocket expenses and the Agent will promptly notify the Company of the amount of such debit; and

         (d) Upon receipt, but in any event not later than June 15, 2001, the Company shall provide the Agent with written evidence satisfactory to the Required Banks in their sole and unfettered discretion that the Company has made substantial progress in the pursuit of its strategic alternatives, including a possible sale, merger or other business combination of the Company, or one or more of its business units, or the sale of the Company's brand on its own; and

         (e) The Company acknowledges that interest continues to accrue at the default rate provided in Section 2.2 of the Credit Agreement. Continuing on May 4, 2001, and each Friday thereafter, the Company shall pay to the Agent for the pro rata



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


     account of the Banks a portion of such interest which through April 30, 2001, is payable at the rate of five percent (5%) per annum and commencing May 1, 2001, is payable at the rate of seven percent (7%) per annum, on the principal amount outstanding under the Credit Agreement, computed in accordance with Section 2.4 of the Credit Agreement; and the payment due on May 4, 2001, shall be for such interest accruing for the period from April 27, 2001, through May 3, 2001, and thereafter each payment shall be for the seven (7) day period ending on the Thursday prior to payment; and

         (f) On or prior to each of the dates set forth below, the Company shall pay to the Agent for the pro rata account of the Banks, principal of not less than the amounts set forth below opposite such dates, which payments shall be applied as permanent reductions of the principal amount of the Obligations:

                         Date                                 Principal Payment
                         ----                                 -----------------
                     June 15, 2001                               $12,000,000
     Date of receipt of Cliffstar interest payment                  $675,000
                     June 30, 2001                                $1,600,000

         (g) On or before May 31, 2001, the members of the Board of Directors of the Company who are not officers or employees of the Company shall designate one or more persons who they deem appropriate consistent with applicable principles of corporate governance and consistent with their fiduciary duties and who is also reasonably acceptable to the Agent and any two (2) other Banks (other than U. S. Bank National Association), to act on behalf of, and represent, the Company in all negotiations with respect to any expression of interest in regard to the Company's strategic alternatives. Such designee(s) shall at all times remain subject to the supervision of, and control by, the Board of Directors of the Company. Any transaction relating to the strategic alternatives shall be subject to the approval of the Board of Directors of the Company which approval shall be given consistent with applicable principles of corporate governance and consistent with their fiduciary duties. Upon the request of the Agent, and upon reasonable notice, such designee(s) shall meet with the Banks, in person or by telephone, at such times and places as the Agent shall select to discuss the status of such negotiations; and

         (h) Upon receipt, but not later than May 18, 2001, the Company shall provide the Agent with an executed copy of an agreement between Equitable and the Company, in form and substance satisfactory to the Banks and the Agent in their sole discretion, pursuant to which Equitable will agree (i) to extend the term of its forbearance, as set forth in the Forbearance Agreement between Equitable and the Company, as executed on or about February 2, 2001, and amended as of April 12, 2001, through and including


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


     July 30, 2001, pursuant to an Agreement in form and substance satisfactory to the Agent in its discretion; and

         (i) Upon receipt from the Agent, the Company will execute a direction to Cliffstar to wire transfer to the Collateral Account all amounts due from Cliffstar to the Company including all further payments under that certain Promissory Note dated March 8, 2000, payable by Cliffstar to the Company; and

         (j)  During the Forbearance Period, as extended hereunder:

              (i) Senior management of the Company shall continue to make themselves available, and shall arrange for the Company's investment bankers to be available, to meet with the Banks in person or by telephone, as determined by the Agent, on a regular basis at such time and place as the Agent shall select (following reasonable notification to the Company) to discuss such matters as the Banks choose regarding the Company's performance and the status of its pursuit of its strategic alternatives.

              (ii)  The Company's obligations pursuant to Sections 5(j)(i) -
          (vi), 5(j)(viii) and 5(k) of the Forbearance Agreement shall continue.

              (iii) The Company shall comply with all of the terms of the Obligations; provided, however, that the failure to make regularly scheduled payments of principal and interest otherwise due prior to the conclusion of the Forbearance Period except as provided in Sections 4(c) and (d) above, shall not constitute an Event of Default hereunder.

     5. Representations and Warranties of the Company and the Guarantor. In order to induce the Banks to enter into this Amendment, and in recognition of the fact that the Banks and the Agent are acting in reliance thereupon, the Company (as to the Company) and the Guarantor (as to the Guarantor) hereby covenant, represent and warrant to the Banks and to the Agent that:

         (a) The Company is duly incorporated and the Guarantor is duly organized, each is validly existing and in good standing under the laws of the State of Wisconsin and each has the power and authority and the legal right to own and operate its property, to lease the property it operates, and to conduct the business in which it is currently engaged.

         (b) The Company and the Guarantor each has the power and authority to enter into, deliver, issue and perform all of its obligations under this Amendment. This Amendment, when duly executed and delivered on behalf of the Company and



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


     the Guarantor, will constitute the legal, valid and binding obligation of the Company and the Guarantor, enforceable against each in accordance with its respective terms.

         (c) No consent or authorization of, filing with, or act by or in respect of any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment. The execution, delivery and performance of this Amendment, (i) has been duly authorized by all necessary action, where applicable, (ii) will not violate any requirement of law or any contractual obligation of the Company or the Guarantor, and (iii) will not result in, or require, the creation or imposition of any lien on any of their respective properties or revenues pursuant to any requirement of law or contractual obligation.

         (d) No information, financial statement, exhibit or report furnished by the Company or the Guarantor to the Banks and the Agent in connection with the negotiation of, or pursuant to, this Agreement, contains any material misstatement of fact, omits to state a material fact, or omits any fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

         (e) The representations and warranties of the Company and the Guarantor contained in the Forbearance Agreement, as well as the statement set forth in Sections 1, 2 and 3 of the Original Agreement, are true and correct in all respects as of the date of this Amendment, except that the principal amount outstanding under the Obligations as of April 30, 2001 is One Hundred Fifty Four Million Nine Hundred Fifty Two Thousand Nine Hundred Thirty Two and 14/100 Dollars ($154,952,932.14).

         (f) The Company acknowledges that the Banks have requested that the Company prepare and conduct business under a budget to avoid a diminution in the Banks' Collateral. Each budget contemplated by or prepared in connection with or in anticipation of this Amendment and the Second Amendment including the Approved Budget were prepared solely by the Company and its advisors without direction by the Banks, the Agent or their advisors as to particular creditors or expenses to be paid or not paid.

     6. Release. The Company, the Guarantor and each of their affiliates, representatives, officers, directors, agents, employees, and attorneys, as well as their predecessors, successors and assigns (collectively, the "Releasing Parties"), forever release and discharge the Banks, the Agent and their respective affiliates, officers, directors, shareholders, agents, representatives, attorneys and employees, predecessors, successors and assigns (collectively, the "Released Parties"), and each of them, past and present, from any and all actions, obligations, costs, damages, losses, claims, liabilities and demands of whatever kind and nature which the Releasing Parties have had, now have or hereafter may



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


have, arising from or by reason of or in any way connected with any transaction, matter, event or circumstance which occurred or existed on or prior to the date hereof. It is understood and agreed that this release is not to be construed as an admission of liability on the part of Banks, the Agent or the Released Parties.

     7. Limitation of Liability. Neither the Banks nor the Agent nor any of the Released Parties shall be liable to the Releasing Parties for any action taken, or omitted to be taken, by it or them or any of them under this Amendment or in connection herewith except that no person shall be relieved of any liability imposed by law for gross negligence or willful misconduct. No claim may be made by the Releasing Parties against the Banks, the Agent or the Released Parties for any special, indirect, consequential or punitive damages in respect of any breach or wrongful conduct (whether the claim is based in contract or tort or duty imposed by law). The Releasing Parties hereby waive, release and agree not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

     8.  Miscellaneous.

         (a) Each reference in the Forbearance Agreement to "this Agreement" shall be deemed a reference to the Forbearance Agreement as amended by this Amendment.

         (b) This Amendment shall be governed by and construed in accordance with the laws of the State of Wisconsin.

         (c) Except as expressly modified or amended herein, all of the terms and conditions of the Forbearance Agreement and each of the Obligations and the Guaranty shall continue in effect and shall continue to bind the parties hereto. This Amendment is limited to the terms and conditions hereof and shall not constitute a modification, acceptance or waiver of any provision of the Forbearance Agreement, the Obligations or the Guaranty.

     IN WITNESS WHEREOF, the parties have executed this Third Amendment to Forbearance Agreement as of the date first written above.

                                      NORTHLAND CRANBERRIES, INC.


800 First Avenue South                By:  /s/
Wisconsin Rapids, WI 54495-8020           --------------------------------------
                                      Its:
                                          --------------------------------------



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




                                      NCI FOODS, LLC


800 First Avenue South                By:  /s/
Wisconsin Rapids, WI 54495-8020           --------------------------------------
                                      Its:
                                          --------------------------------------


                                      FIRSTAR BANK, N. A., as Agent and a Bank


777 East Wisconsin Avenue             By: /s/
Milwaukee, WI  53202                      --------------------------------------
                                      Its:
                                          --------------------------------------


                                      WELLS FARGO BANK MINNESOTA, N. A.


730 Second Avenue South, Suite 500    By: /s/
MAC N9314-050                             --------------------------------------
Minneapolis, MN  55479                Its:
                                          --------------------------------------


                                      U. S. BANK NATIONAL ASSOCIATION


MPFP2516                              By: /s/
601 Second Avenue South                   --------------------------------------
Minneapolis, MN 55402-4302            Its:
                                          --------------------------------------


                                      BANK OF AMERICA, NATIONAL ASSOCIATION


231 South LaSalle Street              By: /s/
Chicago, IL  60697                        --------------------------------------
                                      Its:
                                          --------------------------------------


                                      ST. FRANCIS BANK, F.S.B.


13400 Bishops Lane, Suite 190         By: /s/
Brookfield, WI  53005-6203                --------------------------------------
                                      Its:
                                          --------------------------------------



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


                                      M&I MARSHALL & ILSLEY BANK


770 North Water Street                By:
Milwaukee, WI  53202                      --------------------------------------
                                      Its:
                                          --------------------------------------


                                      ARK CLO 2001-1, LIMITED


c/o Woodside Capital                  By: /s/
70 Russett Hill Road                      --------------------------------------
Sherborn, MA  01770                   Its:
                                          --------------------------------------


                                      BANK ONE, NA


111 East Wisconsin Avenue             By:
Milwaukee, WI  53202                      --------------------------------------
                                      Its:
                                          --------------------------------------


                                      LaSALLE BANK NATIONAL ASSOCIATION


411 East Wisconsin Avenue             By: /s/
Milwaukee, WI  53202                      --------------------------------------
                                      Its:
                                          --------------------------------------



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